FOR IMMEDIATE RELEASE	NEWS
November 18, 2008	OTCBB: LFVN

LIFEVANTAGE CORPORATION ANNOUNCES

1Q FY 2009 FINANCIAL AND OPERATING RESULTS

San Diego, California — LifeVantage Corporation (OTCBB: LFVN), maker of Protandim®, today announced results for its first quarter ended September 30, 2008. For the three month period ended September 30, 2008, the Company recorded net revenues of $1.3 million, which includes $0.5 million of previously deferred revenue, and a loss of $(0.1) million, or $(0.01) per share. For the three month period ended September 30, 2007, the Company recorded net revenues of $0.8 million and a loss of $(0.3) million, or $(0.01) per share.

The Company has obtained sufficient historical evidence to accurately recognize deferred revenue of $0.5 million based upon rights of return by certain retail distributors of Protandim® and recognized all such previously deferred revenue during the quarter. Without the recognition of previously deferred revenue, net revenues for the three month period ended September 30, 2008 would have been $0.8 million and the net loss would have been $(0.6) million, or $(0.02) per share.

LifeVantage President and CEO, David W. Brown, commented, “As we recently announced, LifeVantage is redirecting its sales and marketing focus to include the new distribution model of the network marketing and individual distributor sales channel. Our net sales have been relatively flat over the last four quarters, but with the introduction of the network marketing sales channel that will allow individual distributors to tell the Protandim® story, we anticipate sales growth over the next several quarters. In addition, LifeVantage will be releasing a new scientific study that shows Protandim® produces a 300 percent increase in glutathione, which is a key antioxidant and anti-aging factor. The study results also confirm that Protandim’s synergistic formulation provides thousands of times more antioxidant power than any food or conventional supplements.”

The Company will hold a conference call on November 25, 2008 at 10:00 a.m. PT (1:00 p.m. ET) to discuss its first quarter financial and operating results. Interested parties may listen to the call by dialing 800-218-8862. A replay of the call also will be available by telephone until December 2, 2008 by calling 303-590-3000 or toll free 800-405-2236 passcode 11122734#.

About Protandim®

Protandim® is a unique approach to fighting the effects of cell-damaging free radical molecules which advance the aging process, including many of the diseases of aging. The patented dietary supplement increases the body’s natural antioxidant protection by inducing the cells of the body to produce naturally occurring protective antioxidant enzymes, a process which is thousands of times more effective than traditional vitamin-mineral supplements. Free radical damage occurs when a person is subjected to environmental stresses and generally increases with age. Data from a peer-reviewed scientific study in men and women, sponsored by LifeVantage, show that after 30 days of taking Protandim®, the level of circulating toxins produced by free radicals decreased an average of 40 percent. With continued use, the decrease was maintained at 120 days. For more information, please visit the Protandim® product web site at www.protandim.com or contact Jan Strode at (619) 890-4040.

About LifeVantage Corporation

LifeVantage Corporation is a publicly traded (OTCBB:LFVN), science based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress. Founded in 2003 and based in Colorado, LifeVantage develops nutraceutical products, including Protandim, that leverage the company’s expertise and that are intended to deliver significant health benefits to consumers. For more information, visit www.protandim.com or contact Jan Strode at (619) 890-4040.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties including the risk that sales of our product may not continue at the levels discussed in this press release. These risks and uncertainties may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company, and the Company undertakes no obligation to revise or update these forward-looking statements.

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CONTACTS:

LifeVantage Corporation Jan Strode, Investor Relations Bradford Amman, CFO	Telephone: (619) 890-4040 Telephone: (303) 797-9977

LIFEVANTAGE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
September 30, 2008		June 30, 2008

ASSETS

Current assets
Cash and cash equivalents	$155,493	$196,883
Marketable securities, available for sale	1,050,000	1,100,000
Accounts receivable, net	84,390	98,008
Inventory	121,142	104,415
Deferred expenses	—	72,049
Deposit with manufacturer	257,649	277,979
Prepaid expenses	12,543	124,049

Total current assets	1,681,217	1,973,383
Long-term assets
Property and equipment, net	51,798	63,559
Intangible assets, net	2,243,637	2,270,163
Deferred debt offering costs, net	171,947	193,484
Deposits	61,535	48,447

TOTAL ASSETS	$4,210,134	$4,549,036

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Revolving line of credit and accrued interest	$321,397	$166,620
Accounts payable	138,925	139,803
Accrued expenses	325,427	338,268
Deferred revenue	—	510,765
Capital lease obligations, current portion	215	846
Total current liabilities	785,964	1,156,302
Long-term liabilities
Convertible debt, net of discount	260,035	223,484

Total liabilities	1,045,999	1,379,786
Commitments and Contingencies
Stockholders’ equity
Common stock, par value $.001, 250,000,000
shares authorized; 24,766,117 issued and
outstanding as of September 30, 2008 and June
30, 2008, respectively
	24,766	24,766
Additional paid-in capital	18,028,862	17,902,840
Accumulated (deficit)	(14,889,493)	(14,758,356)
Total stockholders’ equity	3,164,135	3,169,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,210,134	$4,549,036

LIFEVANTAGE CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	For the three months ended
	September 30,
	2008	2007
Sales, net	$1,273,502	$807,324
Cost of sales	235,539	177,303

Gross profit	1,037,963	630,021
Operating expenses:
Marketing and customer service	484,804	274,448
General and administrative	513,995	425,540
Research and development	52,555	190,630
Depreciation and amortization	40,182	38,639
Total operating expenses	1,091,536	929,257

Operating loss	(53,573)	(299,236)
Other income and (expense):
Interest (expense)/income	(77,562)	532
Net other (expense)/income	(77,562)	532

Net loss	$(131,135)	$(298,704)

Net loss per share, basic and diluted	($0.01)	($0.01)

Weighted average shares outstanding, basic and fully diluted	24,766,117	24,303,034

The notes included in Form 10-Q are an integral part of these condensed consolidated statements.